Exhibit 99.1
NEWS RELEASE

For further information, contact:	Matt Quantz, Manager — Corporate Communications
(337) 232-7028, www.petroquest.com
PETROQUEST ENERGY ANNOUNCES NEW $300 MILLION SECURED CREDIT FACILITY;
PROVIDES OPERATIONS AND GUIDANCE UPDATE
LAFAYETTE, LA — October 6, 2008 — PetroQuest Energy, Inc. (NYSE: PQ) announced today that on October 2, 2008 it closed a $300 million bank credit facility with JPMorgan Chase Bank, N.A. as administrative agent, Calyon New York Branch as syndication agent, Bank of America, N.A. as documentation agent, Wells Fargo Bank, N.A. and Whitney National Bank as participants. The credit facility provides an initial borrowing base of $150 million, which represents a $55 million increase in borrowing base capacity from the previous facility. The credit facility matures on February 10, 2012; however, the maturity date will be extended to October 2, 2013 if the Company repays or refinances its $150 million senior notes prior to February 10, 2012.
The $150 million initial borrowing base is based upon the bank group’s review of the Company’s reserve base as of July 1, 2008. Chairman, Chief Executive Officer and President Charles T. Goodson commented, “We are very pleased to get this significantly expanded facility in place. To complete this transaction in such a turbulent credit environment speaks directly to our success in diversifying and growing our reserve base this year.”
Operations Update
The Company completed four operated horizontal Woodford Shale wells during the third quarter of 2008. The following is a summary of the results:

Well Number	NRI	Initial Sales Date	Lateral Length (ft.)	Maximum Gross Rate (Mcf)
PQ 20	41%	8/18/2008	4,611	4,096
PQ 21	48%	9/6/2008	4,470	7,041
PQ 22	78%	8/12/2008	4,146	2,505
PQ 24	71%	10/1/2008	3,319	2,147
The Company’s twentieth operated horizontal Woodford well was the first well drilled in the Eastern section of the Company’s Woodford acreage. The success of this well reduces the risk associated with a significant portion of the acreage as it extends the productivity of the trend eastward. In addition, the Company has reached total depth on its second well in the Eastern area and expects to complete the 7,057 foot extended lateral well in approximately five weeks. The Company is currently completing one Woodford Shale well and has reached total depth on three horizontal operated Woodford wells. The Company estimates current net production from its Oklahoma properties is approximately 31 MMcfe per day.
Drilling continues in the Fayetteville Shale where the Company participated in the drilling and completion of 27 gross wells (4.4 net wells) during the third quarter of 2008. The Company currently has five non-operated rigs working and approximately 18,000 net acres in the trend. The Company estimates current net production from its Fayetteville Shale assets, which began producing in early 2008, to be in excess of 5 MMcfe per day.
In East Texas, the Company recently completed its third Weekley prospect well targeting oil in the Buda formation. The well is expected to begin producing in approximately one week. In addition, the Company recently completed its fifth well in the Palmer prospect. The well logged 23 net feet of pay and had an initial gross production rate of approximately 3 MMcfe per day. The Company is currently drilling its sixth Palmer well and expects to reach total depth during the fourth quarter of 2008. The Company estimates current net production from its East Texas assets is approximately 14 MMcfe per day.
In the Gulf Coast Basin, the Company is currently installing facilities to produce its recently completed Bluffs prospect. The well logged approximately 85 net feet of pay and production is expected to commence within approximately four weeks at an initial gross rate of approximately 10,000 Mcfe per day. The Company has an approximate 39% net revenue interest in the well.
The Company recently spud its Highlands prospect in South Louisiana and expects to reach total depth during the fourth quarter of 2008. The Company has a 35% working interest in the well.
Production Update
The Company estimates that 1.2 Bcfe of net production was deferred from the third quarter of 2008 as a result of down-time caused by Hurricanes Gustav and Ike. Production from the majority of the Company’s Gulf Coast Basin properties has been restored. The Company is currently producing approximately 100 MMcfe per day, with an additional 6.5 MMcfe of Gulf Coast Basin production shut-in from storm damage. As a result of the impact of the hurricanes, the Company expects third quarter 2008 production to be in the range of 86-90 MMcfe per day. The Company expects the remaining shut-in production to be restored throughout the fourth quarter of 2008 and first quarter of 2009.
Capital Expenditure Guidance
The Company continues its strategic focus of funding its drilling operations with cash flow from operations. In response to the recent decline in commodity prices and the impact from hurricane related deferred production, the Company has reduced its capital program for the remainder of 2008. During 2008, the Company has expanded its acreage position in the Woodford Shale by approximately 65% while operating three drilling rigs in the Woodford Shale for the majority of 2008. The Company expects to reduce its leasing efforts in the Woodford Shale for the remainder of 2008 and to release one operated Woodford rig during October 2008. In addition, the Company has deferred the drilling of several East Texas and Gulf Coast Basin projects to 2009. The Company expects to return to three operated rigs drilling Woodford Shale wells by the middle of the first quarter of 2009 with further acceleration of leasing and drilling dependent on natural gas prices. As a result, the Company expects its 2008 capital expenditures, excluding acquisitions and capitalized interest and overhead, to range from $265 to $285 million.
Management Statement
“I am proud of the continued operational performance of the Company, even during this challenging period of hurricane disruptions. Our strong growth in reserves from our diversified portfolio of assets was recognized by the group of banks that form our new credit facility. We continue to forecast reserve growth in excess of 40% during 2008 from the drill bit alone, while remaining mindful of liquidity as we navigate the effects of the global economy on our business”, said Charles T. Goodson, Chairman, Chief Executive Officer and President.
About the Company
PetroQuest Energy, Inc. is an independent energy company engaged in the exploration, development, acquisition and production of oil and natural gas reserves in the Arkoma Basin, East Texas, South Louisiana and the shallow waters of the Gulf of Mexico. PetroQuest’s common stock trades on the New York Stock Exchange under the ticker PQ.

Forward-Looking Statements
This news release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are subject to certain risks, trends and uncertainties that could cause actual results to differ materially from those projected. Among those risks, trends and uncertainties are our ability to find oil and natural gas reserves that are economically recoverable, the volatility of oil and natural gas prices, declines in the values of our properties resulting in ceiling test write-downs, our ability to replace reserves and sustain production, our estimate of the sufficiency of our existing capital sources, our ability to raise additional capital to fund cash requirements for future operations, the uncertainties involved in estimating quantities of proved oil and natural gas reserves, in prospect development and property acquisitions or dispositions and in projecting future rates of production or future reserves, the timing of development expenditures and drilling of wells, hurricanes and other natural disasters, and the operating hazards attendant to the oil and gas business. In particular, careful consideration should be given to cautionary statements made in the various reports PetroQuest has filed with the Securities and Exchange Commission. PetroQuest undertakes no duty to update or revise these forward-looking statements.